Exhibit 99.1

Contact:

Stacey Leaños

Associate Director, Investor and Public Relations

Cerus Corporation

925-288-6171

Cerus Corporation Reports Third Quarter 2016 Results

CONCORD, CA, November 3, 2016 — Cerus Corporation (NASDAQ: CERS) today announced financial results for the third quarter ended September 30, 2016.

Recent developments include:

•	The U.S. Food and Drug Administration’s (FDA) revised recommendations for protecting blood components from Zika virus was expanded to recommend use of pathogen reduction technology and/or an investigational blood screening test to all U.S. blood centers.

•	The first Cerus U.S. blood center customers have submitted biologics license applications to the FDA to request allowance for the interstate transport of INTERCEPT-treated platelet components.

•	Hemolife Fundacion Banco Nacional de Sangre became the first blood center to enter into routine use with the INTERCEPT Blood System in Colombia.

•	Cerus’ global commercial leadership was strengthened with the appointment of Vivek Jayaraman as chief commercial officer.

“U.S. momentum continues to build, with the number of customers initiating INTERCEPT production accelerating from just three at the beginning of the year to 17 customers to date. With another 22 contracted customers slated to begin production, we are in a healthy position for growth,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “Beyond platelets and plasma, we are also moving forward with activities related to our red cell program, with plans to submit for European CE Mark approval and to initiate a U.S. Phase III trial.”

Revenue

Product revenue for the third quarter of 2016 was $10.2 million, up 26% from the $8.0 million recognized during the same period in 2015. The increase in reported product revenue for the quarter was primarily driven by a year-over-year increase in INTERCEPT disposable kit demand of 30% in our EMEA and U.S. commercial regions. Product revenue for the first nine months of 2016 was $27.1 million, up 10% from the first nine months of 2015, driven primarily by increased kit sales in our EMEA region and sales to U.S. customers.

Revenue from our Biomedical Advanced Research and Development Authority (BARDA) agreement for the three and nine months ended September 30, 2016, was $0.3 million. We did not recognize any revenue from our BARDA agreement during the three and nine months ended September 30, 2015.

The Company continues to expect 2016 global product revenue in the range of $37 million to $40 million with anticipated growth supported by new business opportunities in both its European and U.S. markets.

Gross Margins

Gross margins on product revenue for the third quarter of 2016 were 46%, compared to 31% for the third quarter of 2015. Gross margins on product revenue for the first nine months of 2016 were 46%, compared to 30% for the first nine months of 2015. Gross margins on product revenue for the three and nine months ended September 30, 2016, increased primarily due to the Company’s disposable kit manufacturing agreement with Fresenius Kabi AG, entered into during the fourth quarter of 2015 and efficiencies realized in 2016 related to inventory management.

Operating Expenses

Total operating expenses for the third quarter of 2016 were $19.2 million, compared to $18.7 million for the third quarter of 2015. Total operating expenses for the first nine months of 2016 were $59.0 million, compared to $53.3 million for the first nine months of 2015. Selling, general and administrative expenses increased for the three and nine months ended September 30, 2016, primarily due to increased spending related to selling and marketing activities associated with the commercialization of INTERCEPT in the U.S. market. Research and development expenses drove the majority of the reported increase for the nine months ended September 30, 2016, primarily due to activities associated with clinical development of the red blood cell system, the pursuit of potential premarket applications supplement approvals for the platelet and plasma systems and the initial activities under the BARDA agreement.

Operating and Net Loss

Operating losses during the third quarter of 2016 were $14.3 million, compared to $16.2 million for the third quarter of 2015, and $46.3 million compared to $46.1 million for the nine months ended September 30, 2016 and September 30, 2015, respectively.

Net loss for the third quarter of 2016 was $14.4 million, or $0.14 per diluted share, compared to a net loss of $15.7 million, or $0.17 per diluted share, for the third quarter of 2015. Net loss for the first nine months of 2016 was $49.4 million, or $0.49 per diluted share, compared to a net loss of $41.1 million, or $0.48 per diluted share, for the same period of 2015.

Net loss for the third quarter of 2015 was positively impacted by the mark-to-market adjustments of the Company’s previously outstanding warrants, which resulted in non-cash gains of $1.1 million and $4.7 million during the third quarter of 2015 and first nine months of 2015, respectively. The Company has no remaining outstanding warrants and as such, does not expect mark-to-market adjustments going forward.

Cash, Cash Equivalents and Investments

At September 30, 2016, the Company had cash, cash equivalents and short-term investments of $81.2 million compared to $107.9 million at December 31, 2015.

At September 30, 2016, the Company had approximately $19 million in outstanding debt under its loan agreement with Oxford Finance.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s website, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 63181301. The replay will be available approximately three hours after the call through November 17, 2016.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood transfusion safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. See http://www.cerus.com for information about Cerus.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements concerning the potential approval by the FDA of biologics license applications (BLAs) submitted to the FDA by certain Cerus blood center customers and the potential for such approvals to make Cerus’ pathogen-reduced blood products more available to patients; Cerus’ 2016 annual revenue guidance and its expectation for anticipated growth; and Cerus’ platelet label claim extension efforts. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not meet its revenue guidance for 2016, grow sales in its European markets and/or realize meaningful revenue contributions from U.S. customers for the remainder of 2016 or otherwise, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers; risks associated with Cerus’ lack of commercialization experience in the U.S. and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the U.S., including as a result of the potential inability of Cerus’ blood center customers to obtain approvals of BLAs they have submitted to the FDA allowing for interstate transport of blood components processed using the INTERCEPT Blood System; risks related to Cerus’ ability to commercialize the INTERCEPT Blood System in the U.S. without infringing on the intellectual property rights of others; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; the uncertain and time-consuming development and regulatory process, including the risks (a) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and/or plasma systems, (b) related to Cerus’ ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the U.S., which will require additional regulatory approvals and (c) that Cerus’ blood center customers may be unable to obtain approvals by the FDA of BLAs they have submitted to the FDA allowing for interstate transport of blood components processed using the INTERCEPT Blood System in a timely manner or at all, which could significantly delay or preclude Cerus’ ability to successfully commercialize the INTERCEPT Blood System to those customers for the portion of their business involved in interstate commerce; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or weakening economic conditions in the markets where Cerus sells its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain, including the ability of its manufacturers to comply with extensive FDA and foreign regulatory agency requirements; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of future product revenues and other financial performance and results, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including in Cerus‘ Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 5, 2016. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Product revenue	$10,175	$8,045	$27,058	$24,567
Cost of product revenue	5,451	5,560	14,690	17,302

Gross profit on product revenue	4,724	2,485	12,368	7,265

Government contracts revenue	261	—	261	—

Operating expenses:
Research and development	7,033	7,689	22,507	18,483
Selling, general and administrative	12,161	10,932	36,314	34,713
Amortization of intangible assets	50	50	151	151

Total operating expenses	19,244	18,671	58,972	53,347

Loss from operations	(14,259)	(16,186)	(46,343)	(46,082)
Non-operating (expense) income, net	(533)	601	(1,683)	3,049

Loss before income taxes	(14,792)	(15,585)	(48,026)	(43,033)
(Benefit) provision for income taxes	(416)	95	1,379	(1,921)

Net loss	$(14,376)	$(15,680)	$(49,405)	$(41,112)

Net loss per share:
Basic	$(0.14)	$(0.16)	$(0.49)	$(0.43)
Diluted	$(0.14)	$(0.17)	$(0.49)	$(0.48)
Weighted average shares outstanding used for calculating net loss per share:
Basic	102,769	96,864	101,273	95,347
Diluted	102,769	97,605	101,273	96,340

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	September 30, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$12,880	$71,018
Short-term investments and marketable equity securities	68,326	36,861
Accounts receivable	7,441	5,794
Inventories	12,202	10,812
Prepaid expenses and other current assets	7,180	5,921

Total current assets	108,029	130,406
Non-current assets:
Property and equipment, net	3,206	3,549
Goodwill and intangible assets, net	2,105	2,256
Restricted cash and other assets	2,785	3,191

Total assets	$116,125	$139,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$17,029	$15,070
Manufacturing and development obligations – current	—	3,282
Debt – current	4,969	2,956
Deferred product revenue – current	892	554

Total current liabilities	22,890	21,862
Non-current liabilities:
Debt – non-current	14,382	16,848
Deferred income taxes	140	122
Manufacturing and development obligations – non-current	5,004	4,542
Other non-current liabilities	1,396	1,263

Total liabilities	43,812	44,637
Stockholders’ equity	72,313	94,765

Total liabilities and stockholders’ equity	$116,125	$139,402